UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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FIRST UNITED CORPORATION
(Name of Registrant as Specified in Its Charter)

DRIVER MANAGEMENT COMPANY LLC

DRIVER OPPORTUNITY PARTNERS I LP

J. ABBOTT R. COOPER

MICHAEL J. DRISCOLL, ED.D

ETHAN C. ELZEN

LISA NARRELL-MEAD

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Driver Management Company LLC, together with the other participants named herein (collectively, “Driver”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of its slate of director nominees at the upcoming annual meeting of shareholders of First United Corporation, a Maryland corporation (the “Company”).

Item 1: On May 15, 2020, Driver issued the following press release, which directs readers to a copy of a letter Driver posted on its website, a copy of which is attached hereto as Exhibit 1 and is incorporated herein by reference:

Driver Management Condemns Effort by First United

and Maryland Regulator to Undermine Shareholder

Democracy Through Unconstitutional Abuse of

Seldom-Used Protectionist Statute

Believes First United’s Effort to Enlist Regulator to Disenfranchise Driver and Harm Shareholders Makes Clear the Company Has the Most Anti-Shareholder Board in Corporate America

Contends Shareholders Should be Outraged by Regulator’s Protectionist Turf Battle and Defense of a Conflicted, Entrenched Board – While Yet Again Ignoring the Bank’s Safety and Soundness

Questions Wisdom of Establishing Maryland as a State that is Hostile to Bank Investment in Current Environment

Warns First United Against Taking Further Steps to Try to Intimidate Its Largest Shareholder and Undermine the Integrity of the 2020 Annual Meeting

Intends to Continue Election Contest and Promises to Protect Its Rights in Court

NEW YORK, MAY 15, 2020 – Driver Management Company LLC (together with its affiliates, “Driver” or “we”), the largest shareholder of First United Corporation (NASDAQ: FUNC) (“First United” or the “Company”), today disclosed that it has received a letter from the Maryland Commissioner of Financial Regulation (the “Maryland Commissioner”) questioning Driver’s ability to vote its shares at First United’s Annual Meeting of Shareholders (the “Annual Meeting”) on June 11, 2020. First United’s lobbying of the Maryland Commissioner puts any shareholder of a Maryland bank at risk of disenfranchisement if they express a view regarding that bank’s management, board of directors or strategic direction. This makes a mockery of the notion of shareholder rights, such as the right for shareholders to submit proposals pursuant to federal securities laws, nominate directors, call special meetings and generally communicate their views to management, boards of directors and fellow shareholders.

Driver has nominated a slate of three highly-qualified, independent nominees for election to First United’s eleven-member Board of Directors (the “Board”) at the Annual Meeting. We urge shareholders to vote to elect Driver’s entire slate on the WHITE Proxy Card.

To lend context, Driver has issued the below open letter to shareholders today:

Fellow Shareholders,

It is truly mind-boggling that the Maryland Commissioner—the same regulator that was asleep at the switch in the years leading up to the 2007-2009 financial crisis, when the reckless actions of First United’s Board destroyed millions in shareholder value—is spending time and energy trying to tip the scales in this year’s election contest. It is equally appalling that taxpayer dollars are funding this patent use of public resources to further First United’s private aims. If anything, the Maryland Commissioner should be working to ensure that First United does not repeat history and again destroy millions in shareholder value in an economic downturn.

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Based on the totality of the facts and circumstances, there is no conclusion to draw other than that the Maryland Commissioner’s action was initiated at the urging of First United. It should now be abundantly clear that First United and a state regulator with dwindling relevance have gamed the timing of the Maryland Commissioner’s letter in an attempt to disrupt shareholder democracy for their own mutual benefit less than 30 days before the Annual Meeting.

I hope that all First United shareholders and anyone interested in shareholders’ rights sees this for what it is: this is the desperate attempt of an entrenched Board (whose interests are being threatened) to impede the right of shareholders to elect directors of their choosing. The Board has obviously found a willing partner in a captive regulator more interested in protecting its turf than in ensuring the safety and soundness of Maryland chartered depository institutions. Shareholders need to send a strong signal to those who seek to trample their rights by voting to elect our entire slate on the WHITE Proxy Card.

It is clear to me that the Maryland Commissioner’s actions flout Due Process requirements and exceed any reasonable exercise of regulatory discretion. Driver intends to vigorously defend its rights in court and will, of course, take all necessary steps to prevent First United from trying to limit Driver’s ability to vote its shares at the Annual Meeting.

It is important to highlight that there has been no final determination with respect to the substance of the Maryland Commissioner’s letter—a letter that is clearly written in a way to avoid making any actual legal conclusion. The letter merely implies a violation that the Maryland Commissioner lacks the power to establish and punts responsibility for enforcing a prohibition on voting shares. It should be obvious that the Maryland Commissioner was working with First United to time its interference to limit the opportunity for a court of competent jurisdiction to intercede.

Finally, it is bizarre that the Maryland Commissioner should take this opportunity—in an environment when bank capital is under unprecedented stress and Maryland banks would clearly love to attract investors—to conclusively establish Maryland as the worst state in the country for investing in banks.

Sincerely,

Abbott Cooper

Managing Member

Driver Management Company LLC

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As a reminder, shareholders can read the Maryland Commissioner’s letter and other information regarding the case for urgent change in First United’s boardroom at www.RenovateMyBank.com.

About Driver Management

Driver employs a valued-oriented, event-driven investment strategy that focuses exclusively on equities in the U.S. banking sector. The firm’s leadership has decades of experience advising and engaging with bank management teams and boards of directors on strategies for enhancing shareholder value.

Investors:

Saratoga Proxy Consulting

John Ferguson / Joe Mills, 212-257-1311

jferguson@saratogaproxy.com / jmills@saratogaproxy.com

Media:

Profile

Greg Marose / Charlotte Kiaie, 347-343-2999

gmarose@profileadvisors.com / ckiaie@profileadvisors.com

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Maryland
DEPARTMENT OF LABOR

OFFICE OF THE COMMISSIONER OF FINANCIAL REGULATION
500 NORTH CALVERT STREET; SUITE 402
BALTIMORE, MARYLAND 21202
ANTONIO P. SALAZAR, COMMISSIONER

May 14, 2020

VIA ELECTRONIC MAIL

J. Abbott R. Cooper, individually and as Managing Member of
Driver Management Company LLC, General Partner of
Driver Opportunity Partners, LP
c/o Jason R. Scherr, Partner
Morgan, Lewis & Bockius LLP
jr.scherr@morganlewis.com

Re: Driver Opportunity Partners, LP - Share acquisition - First United Corporation - Results of Investigation

Dear Mr. Cooper:

As you are aware, on January 21, 2020, the Enforcement Unit of the Office of the Commissioner of Financial Regulation commenced an investigation into the acquisition, by Driver Opportunity Partners, LP and certain other individuals (collectively, "Driver"), of over five percent (5%) of the shares of voting stock of First United Corporation ("Corporation") which owns First United Bank and Trust of Oakland, Maryland, a Maryland-chartered banking institution. The Corporation and the Bank are subject to supervision by my Office under Md. Code Ann. Fin. Inst. ("FI") Titles 3 and 5. The investigation has been completed and staff has concluded that there is sufficient evidence to find that Driver's failure to apply for prior approval of the referenced stock purchase constituted a violation of the requirements of Maryland Annotated Code FI §3-314. Since it appears that a violation of law has occurred in this instance, I am in consultation with counsel from the Office of the Maryland Attorney General to determine what, if any, would be appropriate next steps under FI §§ 2-115 and 2-116 for our Office to take.

While our Office has discretion in determining what, if any, of the remedies set forth in FI §§ 2-115 and 2-116 may be pursued under these circumstances, FI §3-314(e) contains a consequence to a violation of FI §3-314 that has been mandated by the General Assembly. Specifically, pursuant to FI §3-314(e), voting stock that is acquired in violation of the FI §3-314 may not be voted for a period of five (5) years. Prior approval of the acquisition was not sought, and so, the stock acquisition was not approved by my Office. In light of the law's voting prohibition and the Corporation's upcoming annual meeting, I am sending a copy of this letter to the Corporation's counsel for their consideration.

Should there be any additional questions, please do not hesitate to have your counsel contact my counsel, Assistant Attorney General Milena Trust, by e-mail at milena.trust@maryland.gov or by telephone at (410) 230-6139.

Regards,

Antonio P. Salazar

Antonio P. Salazar
Commissioner

cc: Jedd Bellman, Assistant Commissioner
Dana Allen, Director of Enforcement
Milena Trust, Assistant Attorney General, Principal Counsel
Andrew Bulgin, Esq.

www.labor.maryland.gov/finance/ | 410-230-6100 | www.labor.maryland.gov

LARRY HOGAN, GOVERNOR | BOYD K. RUTHERFORD, LT. GOVERNOR